SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Applebee’s International, Inc.

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APPLEBEE’S INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 9, 2002

Dear Stockholder:

It is my pleasure to invite you to the 2002 Annual Meeting of Stockholders for Applebee’s International, Inc. We will hold the meeting on May 9, 2002, at 10:00 a.m., CDT, at the Overland Park Marriott, which is located at 10800 Metcalf, Overland Park, Kansas 66210.

At the meeting, we will:

•	Elect three directors;

•	Approve an amendment to the Applebee’s International, Inc. Employee Stock Purchase Plan increasing the shares of Common Stock available for distribution by 300,000;

•	Ratify the selection of Deloitte & Touche LLP as independent auditors for the 2002 fiscal year; and

•	Transact any other business that is proposed in accordance with our by-laws before the meeting is adjourned or postponed.

We have attached a Proxy Statement to this notice that more fully describes each of these items of business.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” EACH OF THESE PROPOSALS

The Board of Directors has chosen March 15, 2002, as the date used to determine the stockholders who will be able to attend and vote at the Annual Meeting. If you own stock in Applebee’s International, Inc. at the close of business on that date, you are cordially invited to attend the meeting.

Your vote is important. If you decide not to attend the Annual Meeting in person, you may vote on these proposals by proxy. To do so, please complete, date, sign, and return the enclosed proxy card promptly. We have enclosed a postage-prepaid envelope to expedite the return of your completed proxy card. You may also vote by telephone or over the Internet as indicated on the proxy card instructions. If you have voted by mail or by telephone or over the Internet and later decide to attend the Annual Meeting, you may come to the meeting and vote in person.

We look forward to seeing you at the meeting.

By	Order of the Board of Directors

Ro	bert T. Steinkamp, Secretary

Overland Park, Kansas
April 9, 2002

APPLEBEE’S INTERNATIONAL, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why did you send me this Proxy Statement?

The Board of Directors of Applebee’s International, Inc. (sometimes referred to herein as “Applebee’s”, “we”, “us”, “our”, or the “Company”) is soliciting the enclosed proxy to be used at the Annual Meeting of Stockholders on May 9, 2002, at 10:00 a.m., CDT, and at any adjournment or postponement of that meeting. The meeting will be held at the Overland Park Marriott, which is located at 10800 Metcalf, Overland Park, Kansas 66210. Applebee’s will use the proxies it receives to:

•	Elect three directors;

•	Approve an amendment to the Company’s Employee Stock Purchase Plan increasing the shares of Common Stock available for distribution by 300,000;

•	Ratify the selection of Deloitte & Touche LLP as our independent auditors for the 2002 fiscal year; and

•	Transact any other business that is proposed in accordance with our by-laws before the meeting is adjourned or postponed.

We mailed this Proxy Statement and the accompanying proxy on or about April 9, 2002 to all stockholders entitled to vote at the Annual Meeting.

How many votes do I have?

If we had your name on record as owning stock in Applebee’s International, Inc. at the close of business on March 15, 2002, then you are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of Applebee’s common stock you own as of that date. At the close of business on March 15, 2002, 37,171,478 shares of the Company’s common stock were outstanding and eligible to vote.

How do I vote by proxy?

Whether you plan to attend the Annual Meeting or not, we encourage you to complete, sign, date, and return the enclosed proxy card. We have enclosed a postage-prepaid envelope for your convenience. You may also vote by telephone or over the Internet as indicated on the proxy card instructions. Voting your shares by returning the enclosed proxy card, or by telephone or over the Internet, will not affect your right to attend the Annual Meeting and vote in person.

May I revoke my proxy?

You may change your vote or revoke your proxy any time before the Annual Meeting by:

•	Returning another proxy card with a later date;

•	Sending written notification of revocation to the Secretary of the Company at our principal executive office;

•	Entering a later vote by telephone or over the Internet; or

•	Attending the Annual Meeting and voting in person.

Who pays for the solicitation of proxies?

Applebee’s pays the entire cost of the solicitation of proxies. This includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to stockholders. We may supplement our efforts to solicit your proxy in the following ways:

•	We may contact you using the telephone or electronic communication;

•	Directors, officers, or other regular employees of Applebee’s may contact you personally; or

•	We may hire agents for the sole purpose of contacting you regarding your proxy.

If the Company hires soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares you will need to follow the directions your bank or brokerage firm provides you. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy from the holder of record.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the meeting, or at least 18,585,740 shares. Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

•	Proposal I: Elect Three Directors
The three nominees for director who receive the most votes will be elected. Votes withheld will therefore have no effect on the outcome of this proposal because only a plurality of votes actually cast is needed to elect a director.

•	Proposal II: Approve the Amendment to the Employee Stock Purchase Plan
The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Therefore, abstentions have the same effect as voting against this proposal.

•	Proposal III: Ratify Selection of Auditors
The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Therefore, abstentions have the same effect as voting against this proposal.

How will my proxy get voted?

If you properly fill in and return the enclosed proxy card, or vote by telephone or over the Internet, the designated Proxies (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of the three nominees for director;

•	“FOR” approval of the amendment to the Employee Stock Purchase Plan; and

•	“FOR” ratification of Deloitte & Touche LLP as independent auditors for the 2002 fiscal year.

If necessary, and unless you have indicated on your proxy card that you wish to vote against any of the proposals, the individuals named on your proxy card may vote in favor of a proposal to adjourn the meeting to a later date in order to solicit and obtain sufficient votes for any of the proposals.

How will voting on “any other business” be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any additional business is presented at the Annual Meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters at their discretion.

How do I submit a proposal?

If you have a proposal, other than a nomination for the Board of Directors, that you would like us to consider at the 2003 Annual Meeting of Stockholders, and you do not want the Company’s proxy holders to be allowed to use their discretionary voting authority to vote against this stockholder proposal when and if raised, you must submit your proposal to us no later than February 23, 2003. If you would like your proposal to be included in our proxy statement and proxy relating to that meeting, it must comply with SEC rules, and you must submit it to us no later than December 10, 2002.

How do I submit a nomination for the Board of Directors?

If you wish to nominate an individual for a position on our Board of Directors, our by-laws require that you submit your nomination, along with certain information about the candidate, to the Company’s Secretary between 60 and 75 days before the date of the Annual Meeting (or other meeting at which directors will be elected). This should be sent to our principal executive offices at 4551 W. 107th Street, Overland Park, Kansas 66207. If we first announce the date of the meeting to stockholders during the 60 day period prior to the meeting, however, you may submit nominations to us at any time before the close of business of the 10th day following the day on which we announced the meeting.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Board Structure

The Board of Directors is divided into three classes. Directors in each class serve for three-year terms.

• Class I	There are three Class I directors. Their terms expire at the 2002 Annual Meeting.

• Class II	There are three Class II directors. Their terms expire at the 2003 Annual Meeting.

• Class III	There are three Class III directors. Their terms expire at the 2004 Annual Meeting.

Board Nominees and Incumbents

Below, we have furnished information for each of the three persons being nominated for election as a Class I director to a new three-year term (“Nominees”). We have also furnished information for each person who is continuing as a Class II or Class III director of the Company (“Incumbents”).

ERLINE BELTON, age 58 (Nominee—Class I term expiring in 2002). Ms. Belton became a director of the Company in September 1998. Since November 1991, Ms. Belton has served as President and Chief Executive Officer of The Lyceum Group, a human resource consulting firm located in Roxbury, Massachusetts. From April 1990 until September 1991, Ms. Belton served as Senior Vice President of Human Resources and Organizational Development for Progressive Insurance Companies in Cleveland, Ohio. She also served as International Human Relations Director, as well as several other human resources positions, with Digital Equipment Corporation from 1978 through April 1990. Ms. Belton serves as a member of the Executive Compensation Committee and the Corporate Governance Committee.

DOUGLAS R. CONANT, age 50 (Incumbent—Class II term expiring in 2003). Mr. Conant became a director of the Company in December 1999. In January 2001, Mr. Conant joined Campbell Soup Company as president and chief executive officer and was elected to their board of directors. He was president of Nabisco Foods Company, a subsidiary of Nabisco Group Holdings Corp., from July 1995 until January 2001. He had been with Nabisco since 1991, having served in a number of other executive positions. Prior to joining Nabisco, Mr. Conant spent more than 16 years with the General Mills and Kraft Foods organizations in a variety of senior strategic and marketing management positions.

D. PATRICK CURRAN, age 57 (Incumbent—Class II term expiring in 2003). Mr. Curran became a director of the Company in November 1992. He has served as Chief Executive Officer of the Curran Companies in North Kansas City, Missouri since August 1979, and as Chairman of Cook Composites and Polymers, a joint venture with Total Petroleum Corp. (France), since its formation in 1990. He also serves as a member of the board of directors of Gold Banc Corporation, Inc., a publicly-traded company. Mr. Curran serves as a member of the Audit Committee and the Corporate Governance Committee.

ERIC L. HANSEN, age 53 (Nominee—Class I term expiring in 2002). Mr. Hansen became a director of the Company in January 1991. He is presently a shareholder in the Kansas City law firm of Holman, Hansen, Colville & Coates, P.C., a professional association. From September 1984 to December 1990, he served as a tax partner at Deloitte & Touche LLP, and from September 1974 to September 1984, he was a certified public accountant with Deloitte & Touche LLP. Mr. Hansen serves as a member of the Audit Committee and the Executive Compensation Committee. Mr. Eric Hansen and Mr. Mark Hansen are not related.

MARK S. HANSEN, age 47 (Nominee—Class I term expiring in 2002). Mr. Hansen became a director of the Company in August 1998. Since November 1998, he has been employed as Chairman and Chief Executive Officer of The Fleming Companies, Inc. From July 1997 until September 1998, Mr. Hansen served as President and Chief Executive Officer of SAM’s Club, a subsidiary of Wal-Mart Stores, Inc. He previously served as President and Chief Executive Officer of PETsMART for eight years. Mr. Hansen has served in executive positions with Federated Foods, Inc., the Jewel Companies and The Great Atlantic and Pacific Tea Company. He serves on the board of directors of Fleming Companies, Inc., a publicly-traded company. Mr. Hansen serves as a member of the Audit Committee and the Executive Compensation Committee. Mr. Mark Hansen and Mr. Eric Hansen are not related.

JACK P. HELMS, age 49 (Incumbent—Class III term expiring in 2004). Mr. Helms became a director of the Company in March 1994. He is presently a principal and shareholder in the investment banking firm of Goldsmith, Agio, Helms and Company in Minneapolis, Minnesota. From May 1978 to January 1986, Mr. Helms was a partner in the law firm of Fredrikson & Byron, P.A. in Minneapolis, Minnesota. Mr. Helms serves as a member of the board of directors of Luigino’s, Inc., a company with publicly-traded debt securities. Mr. Helms serves as a member of the Executive Compensation Committee and the Corporate Governance Committee.

LLOYD L. HILL, age 58 (Incumbent—Class III term expiring in 2004). Mr. Hill became a director of the Company in August 1989 and was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. In December 1994, he assumed the role of President in addition to his role as Chief Operating Officer. Effective January 1, 1997, Mr. Hill assumed the role of Co-Chief Executive Officer. In January 1998, Mr. Hill assumed the full duties of Chief Executive Officer. In May 2000, Mr. Hill was elected as Chairman of the Board. Prior to joining Applebee’s, he served as President of Kimberly Quality Care, a home health care and nurse personnel staffing company from December 1989 to December 1993, where he also served as a director from 1988 to 1993, having joined that organization in 1980.

BURTON M. SACK, age 64 (Incumbent—Class III term expiring in 2004). Mr. Sack became a director and was appointed an Executive Vice President of the Company in October 1994. He was the principal shareholder, a director and the President of Pub Ventures of New England, Inc., a former franchisee that was acquired by the Company in October 1994. In January 1996, Mr. Sack was appointed Executive Vice President of New Business Development with responsibility for international franchising. Mr. Sack retired as an officer of the Company at the end of the 1997 fiscal year, but continues to serve as a director and as a member of the Corporate Governance Committee. Mr. Sack is a director of the National Restaurant Association.

GEORGE D. SHADID, age 48 (Incumbent—Class II term expiring in 2003). Mr. Shadid became a director of the Company in March 1999. Mr. Shadid was employed by the Company in August 1992, and served as Senior Vice President and Chief Financial Officer until January 1994 when he was promoted to Executive Vice President and Chief Financial Officer. Mr. Shadid also became Treasurer in March 1995. He served in these capacities until March 2002, when he assumed the position of Chief Operating Officer. Prior to joining Applebee’s, he served as Corporate Controller of Gilbert/Robinson, Inc. from 1985 to 1987, at which time he was promoted to Vice President, and in 1988 he assumed the position of Vice President and Chief Financial Officer, which he held until joining the Company. From 1976 until 1985, Mr. Shadid was employed by Deloitte & Touche LLP.

Board Committees

The Board has three standing committees: the Audit Committee, the Executive Compensation Committee and the Corporate Governance Committee. The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. It also recommends the engagement of the Company’s independent accountants, reviews and approves services performed by such accountants, reviews and evaluates the Company’s accounting system and its system of internal controls, and performs other related duties delegated to such Committee by the Board of Directors. The members of the Audit Committee are Mr. Curran, Mr. Eric Hansen and Mr. Mark Hansen. The Executive Compensation Committee is responsible for recommending to the Board of Directors executive compensation levels, bonus plan participation and executive and overall compensation policies. It also makes awards under the Company’s 1995 Equity Incentive Plan, the 1999 Management and Executive Incentive Plan and the 2001 Senior Executive Bonus Plan. The members of the Executive Compensation Committee are Ms. Belton, Mr. Eric Hansen, Mr. Mark Hansen and Mr. Helms. The Corporate Governance Committee reviews corporate and board governance matters and evaluates and recommends candidates for nomination to the Board of Directors. The Corporate Governance Committee is also responsible for reviewing any stockholder nominations of Board candidates. The members of the Corporate Governance Committee are Ms. Belton, Mr. Curran, Mr. Helms and Mr. Sack.

Director Compensation

During fiscal year 2001, the Board of Directors held five meetings, the Audit Committee held four meetings, the Executive Compensation Committee held five meetings, and the Corporate Governance Committee held no formal meetings. During fiscal year 2001, each director attended more than 75% of the Board meetings and the meetings of the committees on which such director served.

For director compensation purposes, Ms. Belton, Mr. Conant, Mr. Curran, Mr. Eric Hansen, Mr. Mark Hansen, Mr. Helms and Mr. Sack were considered “non-employee directors” throughout 2001. During 2001, Mr. Hill and Mr. Shadid were “employee directors.” In 2001, non-employee directors received an annual cash retainer of $30,000 for service as a director, including participation on the three standing committees. Compensation, if any, for service on special committees is a per diem of $1,000, plus expenses, or as otherwise determined by the Board at the time of establishment of the special committee. Ms. Belton received $9,000 during 2001 for service on a special committee that was responsible for the review of Mr. Hill’s 2000 performance. Employee directors do not receive any compensation for their service on the Board.

Additionally, the Company’s 1995 Equity Incentive Plan, as amended in May 2000, provides that options to purchase 9,000 shares will be granted to non-employee directors automatically on the first day in each calendar year that our Common Stock trades on a United States stock exchange or inter-dealer quotation system, as designated by the Board. Accordingly, options to purchase 9,000 shares were granted to each of the non-employee directors on January 2, 2001. In addition, each non-employee director received a one-time grant of 9,000 options in March 2001 as no annual stock options were granted to non-employee directors in 2000 due to the shift in the grant date from May to January resulting from the May 2000 amendment.

The 1995 Equity Incentive Plan, as amended in May 2000, also permits non-employee directors to elect to have their annual cash retainer paid by the grant of stock options. If, on or before December 15th, a non-employee director elects to forego all or a portion of his or her cash retainer for the following year in lieu of stock options, the director will receive in the following January an option to purchase the number of shares equal to the cash amount foregone divided by three-tenths of the exercise price, rounded to the next higher multiple of ten. For example, a non-employee director electing to forego $30,000 of retainer, assuming a share price of $30.00, would receive an option to buy 3,340 shares at $30.00 per share. During 2000, Mr. Mark Hansen elected to forego his entire 2001 annual cash retainer in lieu of stock options, and accordingly, received 4,965 options in January 2001. During 2001, Mr. Conant, Mr. Mark Hansen and Mr. Sack elected to forego their entire 2002 annual cash retainer in lieu of stock options, and accordingly, received 3,030 options in January 2002.

Cash compensation paid and stock options granted to Mr. Hill and Mr. Shadid for services rendered to the Company as employees in fiscal 2001 are shown in the Summary Compensation Table.

Certain Information Concerning Executive Officers

Information regarding the executive officers of the Company, who are not also current directors, as of December 30, 2001, is as follows:

Name	Age	Position
Steven K. Lumpkin	47	Executive Vice President and Chief Development Officer (Chief Financial Officer and Treasurer effective March 1, 2002)
Larry A. Cates	53	President of International Division
John C. Cywinski	39	Senior Vice President and Chief Marketing Officer
David L. Goebel	51	Senior Vice President of Franchise Operations
Louis A. Kaucic	50	Senior Vice President and Chief People Officer
David R. Parsley	55	Senior Vice President of Purchasing and Distribution
Carin L. Stutz	45	Senior Vice President of Company Operations

STEVEN K. LUMPKIN was employed by Applebee’s in May 1995 as Vice President of Administration. In January 1996, he was promoted to Senior Vice President of Administration. In November 1997, he assumed the position of Senior Vice President of Strategic Development and in January 1998 was promoted to Executive Vice President of Strategic Development. He was named Chief Development Officer in March 2001. In March 2002, Mr. Lumpkin assumed the position of Chief Financial Officer and Treasurer. Prior to joining Applebee’s, Mr. Lumpkin was a Senior Vice President with a division of the Olsten Corporation, Olsten Kimberly Quality Care

from July 1993 until January 1995. From June 1990 until July 1993, Mr. Lumpkin was an Executive Vice President and a member of the board of directors of Kimberly Quality Care. From January 1978 until June 1990, Mr. Lumpkin was employed by Price Waterhouse LLP, where he served as a management consulting partner and certified public accountant.

LARRY A. CATES was employed by Applebee’s in May 1997 as President of the International Division. Prior to joining Applebee’s, Mr. Cates spent 17 years with PepsiCo Restaurants developing international markets for that company’s Pizza Hut, Taco Bell and KFC brands. From 1994 to 1997, Mr. Cates was Vice President of Franchising and Development—Europe/Middle East, and from 1990 to 1994, he was Chief Executive Officer of Pizza Hut UK, Ltd., a joint venture between PepsiCo Restaurants and Whitbread.

JOHN C. CYWINSKI was employed by Applebee’s in July 2001 as Senior Vice President and Chief Marketing Officer. Prior to joining Applebee’s, Mr. Cywinski was employed as Vice President of Brand Strategy for McDonald’s Corporation from April 1999 to July 2001. From October 1996 to April 1999, he was President of Buena Vista Pictures Marketing, the motion picture division of The Walt Disney Company. Prior to 1996, Mr. Cywinski held various positions with Burger King Corporation.

DAVID L. GOEBEL was employed by Applebee’s in February 2001 as Senior Vice President of Franchise Operations. Prior to joining Applebee’s, Mr. Goebel headed a management company that provided consulting and strategic planning services to various businesses from April 1998 to February 2001. Prior to 1998, he held several executive positions with various restaurant companies.

LOUIS A. KAUCIC was employed by Applebee’s in October 1997 as Senior Vice President of Human Resources. He was named Chief People Officer in March 2001. Prior to joining Applebee’s, Mr. Kaucic was Vice President of Human Resources and later promoted to Senior Vice President of Human Resources with Unique Casual Restaurants, Inc., which operated several restaurant concepts, from July 1992 until October 1997. From 1982 to 1992, he was employed by Pizza Hut in a variety of positions, including Director of Employee Relations. From 1978 to 1982, Mr. Kaucic was employed by Kellogg’s as an Industrial Relations Manager.

DAVID R. PARSLEY was employed by Applebee’s in April 2000 as Senior Vice President of Purchasing and Distribution. Prior to joining Applebee’s, Mr. Parsley held several positions with Prandium, Inc., operator of El Torito, Chi-Chi’s and Koo Koo Roo, from November 1996 to April 2000, most recently as Senior Vice President of Quality and Supply Chain Management. He has also held purchasing positions with The Panda Management Company, Carl Karcher Enterprises, Proficient Food Company, Inc., and Baxter Healthcare Corporation.

CARIN L. STUTZ was employed by Applebee’s in November 1999 as Senior Vice President of Company Operations. Prior to joining Applebee’s, Ms. Stutz was Division Vice President with Wendy’s International from July 1994 to November 1999. From 1993 to 1994, she was Regional Operations Vice President for Sodexho, USA. From 1990 to 1993, Ms. Stutz was employed by Nutri/System, Inc. as a Vice President of Corporate Operations. Prior to 1990, Ms. Stutz was employed for 12 years with Wendy’s International.

STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS

The following table sets forth information, as of March 15, 2002, regarding the ownership of Common Stock, our only class of outstanding securities, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each executive officer named in the Summary Compensation Table other than Ms. Stewart, who left the Company in August 2001, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

	Beneficial Ownership(1)
	Number of Shares	Percent Held
FMR Corp.	5,173,290	13.9%
82 Devonshire Street Boston, MA 02109
American Century Investment Management, Inc.	2,218,730	6.0%
4500 Main Street Kansas City, MO 64141
Burton M. Sack (2)	1,295,005	3.5%
Lloyd L. Hill (2)	260,343	0.7%
George D. Shadid (2)	220,167	0.6%
D. Patrick Curran (2)	129,300	0.3%
Jack P. Helms (2)	83,550	0.2%
Steven K. Lumpkin (2)	72,556	0.2%
Louis A. Kaucic (2)	69,865	0.2%
Erline Belton (2)	36,150	0.1%
Mark S. Hansen (2)	34,475	0.1%
Douglas R. Conant (2)	26,510	0.1%
Eric L. Hansen (2)	22,650	0.1%
John C. Cywinski	3,000	—
All executive officers and directors as a group (16 persons) (2)	2,338,084	6.3%

(1)	The mailing address of each individual is 4551 W. 107th Street, Overland Park, Kansas 66207, unless otherwise shown.
(2)
Includes certain shares subject to options exercisable as of March 15, 2002 or within 60 days thereafter: 125,359 shares for Mr. Sack, 162,500 shares for Mr. Hill, 180,430 shares for Mr. Shadid, 61,050 shares for Mr. Curran, 61,050 shares for Mr. Helms, 39,125 shares for Mr. Lumpkin, 42,251 shares for Mr. Kaucic, 34,350 shares for Ms. Belton, 31,475 shares for Mark S. Hansen, 26,510 shares for Mr. Conant, 9,000 shares for Eric L. Hansen, and 829,003 shares for all executive officers and directors as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than 10% of the Common Stock to file certain reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports.

Based on our review of the copies of the reports we received and other written communications we received from other reporting people, we believe that our officers, directors, and greater-than-10% beneficial owners complied with all filing requirements during the fiscal year ended December 30, 2001, with the exception of Mr. Shadid and W. Matthew Carpenter, former Vice President of Operations Services, each of whom inadvertently omitted a transaction on Form 4. The transactions were reported by each of these individuals in subsequent filings.

PROPOSAL I

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
IN FAVOR OF EACH NAMED NOMINEE

If you have mailed in your proxy, it will be used to vote for the election of the Nominees named below unless you withheld the authority to do so when you sent in your proxy. If any Nominee becomes unavailable for election as a result of an unexpected occurrence, we would use your shares to vote for a substitute Nominee that we would propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any Nominee will be unavailable to serve. We have included additional information concerning the following Nominees in the section entitled “Board Nominees and Incumbents.”

Our Board of Directors has three classes. Directors in each class serve three-year terms. If elected, each of the below Nominees would serve until the 2005 Annual Meeting of Stockholders and until his successor is elected and qualified. A director’s term may end sooner due to death, resignation or removal.

Name	Age	Current Position With The Company	Director Since
Erline Belton	58	Director	1998
Eric L. Hansen	53	Director	1991
Mark S. Hansen	47	Director	1998

PROPOSAL II

APPROVAL OF AN AMENDMENT TO THE APPLEBEE’S INTERNATIONAL, INC.
EMPLOYEE STOCK PURCHASE PLAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

Adoption of Amendment to Employee Stock Purchase Plan by the Board

The Board of Directors has adopted Amendment No. 2 (the “Amendment”) to the Applebee’s International, Inc. Employee Stock Purchase Plan (the “Purchase Plan”) and directed that the Amendment be submitted to a vote of the stockholders at the Annual Meeting. The Amendment provides that an additional 300,000 shares of Common Stock be available for distribution under the Purchase Plan. The complete text of Amendment No. 2 is attached as Appendix A hereto and incorporated herein by reference.

Description of the Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the Purchase Plan and its operation. The following summary is qualified in its entirety by reference to the Purchase Plan, a copy of which may be obtained from the Company upon written request.

Purpose

The purpose of the Purchase Plan is to provide eligible employees with an opportunity to acquire a proprietary interest in the Company through the purchase of our Common Stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration

The Purchase Plan is administered by a Committee appointed by the Board of Directors (the “Committee”). Subject to the provisions of the Purchase Plan, the Committee is authorized to determine any questions arising in the administration, interpretation and application of the Purchase Plan, and to make such uniform rules as may be necessary to carry out its provisions.

Eligibility and Number of Shares

Up to 600,000 shares of Common Stock (including the 300,000 shares authorized by Amendment No. 2) are available for distribution under the Purchase Plan, subject to appropriate adjustments by the Committee in the event of certain changes in the outstanding shares of Common Stock by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions. Shares delivered pursuant to the Purchase Plan may be acquired by purchase for the accounts of participants on the open market or in privately negotiated transactions by a registered securities broker/dealer selected by the Company (the “Agent”), by direct issuance from the Company (whether newly issued or treasury shares) or by any combination thereof. Any employee of the Company or a parent or subsidiary corporation of the Company (including officers and any directors who are also employees) will be eligible to participate in the Purchase Plan for any Purchase Period (as defined below). “Purchase Period” means each calendar quarter of the year.

Any eligible employee may elect to become a participant in the Purchase Plan for any Purchase Period by filing an enrollment form in advance of the Purchase Period to which it relates. The enrollment form will authorize payroll deductions beginning with the first payday in such Purchase Period and continuing until the employee modifies his or her authorization, withdraws from the Purchase Plan or ceases to be eligible to participate.

No employee may participate in the Purchase Plan if such employee would be deemed for purposes of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of our stock.

We currently have approximately 20,900 employees who are eligible to participate in the Purchase Plan.

Participation

An eligible employee who elects to participate in the Purchase Plan will authorize the Company to make payroll deductions of a specified fixed dollar amount or whole percentage from 1% to 15% of the employee’s pay as defined in the Purchase Plan. A participant may, on January 1, April 1, July 1 or October 1, direct the Company to increase or decrease the amount of deductions (within those limits) or make no further deductions, as set forth in greater detail in the Purchase Plan. A participant may also elect to withdraw from the Purchase Plan at any time before the end of a Purchase Period. In the event of a withdrawal, all future payroll deductions will cease and the amounts withheld will be paid to the participant in cash as soon as practicable. Any participant who stops payroll deductions may not thereafter resume payroll deductions for that Purchase Period, and any participant who withdraws from the Purchase Plan will not be eligible to reenter the Purchase Plan until the next succeeding Purchase Period.

Amounts withheld under the Purchase Plan will be held by us as part of our general assets until the end of the Purchase Period and then applied to the purchase of Common Stock as described below. No interest will be credited to a participant for amounts withheld.

Purchase of Stock

As of the last day of each Purchase Period, the amounts withheld for a participant in the Purchase Plan will be used to purchase shares of Common Stock. The purchase price of each share will be equal to 85% of the lesser of the Fair Market Value (as defined in the Purchase Plan) of a share of Common Stock on either the first or last day of the Purchase Period. All amounts so withheld will be used to purchase the number of shares of Common Stock (including fractional shares) that can be purchased with such amounts at such price, unless the participant has properly notified us that he or she elects to receive the entire amount in cash. If some or all of such shares are acquired for the accounts of participants on the open market or in privately negotiated transactions, we will provide to the Agent such funds, in addition to the funds available from participants’ payroll deductions, as may be necessary to permit the Agent to purchase that number of shares (including brokerage fees and expenses).

No more than $25,000 in Fair Market Value (determined on the last day of the respective Purchase Periods) of shares of Common Stock may be purchased under the Purchase Plan and all other employee stock purchase plans, if any, of the Company and any parent or subsidiary corporation of the Company by any participant for each calendar year.

If purchases by all participants would exceed the number of shares of Common Stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of such available shares. Any amount not used to purchase shares of Common Stock will be refunded to the participant in cash.

Shares of Common Stock acquired by each participant will be held in a general securities brokerage account maintained by the Agent for the benefit of all participants, with the Agent maintaining individual subaccounts for each participant (showing fractional share ownership to four decimal places). Each participant will be entitled to vote all shares held for the benefit of such participant in the general securities brokerage account. Certificates for the number of whole shares of Common Stock purchased by a participant will be issued and delivered to him or her only upon the request of such participant or his or her representative. No certificates for fractional shares will be issued and participants will instead receive cash representing any fractional shares.

Dividends on a participant’s shares held in the general securities brokerage account will automatically be reinvested in additional shares of Common Stock. If a participant desires to receive dividends in cash, he must request that a certificate for such shares be issued.

Death, Disability, Retirement or Other Termination of Employment

If the employment of a participant terminates for any reason, including death, disability or retirement, the amounts previously withheld will be returned to the participant or beneficiary, as the case may be, and the participant’s interest in the securities brokerage account will be liquidated as described in the Purchase Plan.

Rights Not Transferable

The rights of a participant under the Purchase Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Purchase Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

Amendment or Modification

The Board of Directors may at any time amend the Purchase Plan in any respect which shall not adversely affect the rights of participants pursuant to shares previously acquired under the Purchase Plan, provided that approval by the stockholders of the Company is required to increase the number of shares to be reserved under the Purchase Plan (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and similar transactions).

Termination

All rights of participants in any offering under the Purchase Plan will terminate at the earlier of (i) the day that participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase or (ii) the day the Purchase Plan is terminated by the Board of Directors. Upon termination of the Purchase Plan, shares of Common Stock will be purchased for participants in accordance with the terms of the Purchase Plan, and cash, if any, previously withheld and not used to purchase Common Stock will be refunded to the participants.

Federal Tax Considerations

The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to the Purchase Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

Payroll deductions under the Purchase Plan will be made on an after-tax basis. Participants will not recognize any additional income as a result of participation in the Purchase Plan until the disposal of shares acquired under the Purchase Plan or the death of the participant. Participants who hold their shares for more than 24 months after the end of the Purchase Period or die while holding their shares will recognize ordinary income in the year of disposition or death equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition or death over the purchase price paid by the participant or (ii) the excess of the fair market value of the shares on the last day of the Purchase Period over the purchase price paid by the participant. If the 24-month holding period has been satisfied when the participant sells the shares or if the participant dies while holding the shares, the Company will not be entitled to any deduction in connection with the transfer of such shares to the participant.

Participants who dispose of their shares within 24 months after the shares were purchased will be considered to have realized ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the date they were purchased by the participant over the purchase price paid by the participant. If such dispositions occur, the Company generally will be entitled to a deduction at the same time and in the same amount as the participants who make those dispositions are deemed to have realized ordinary income.

Participants will have a basis in their shares equal to the purchase price of their shares plus any amount that must be treated as ordinary income at the time of disposition of the shares. Any additional gain or loss realized on the disposition of shares acquired under the Purchase Plan will be capital gain or loss.

PROPOSAL III

RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT
AUDITORS FOR THE COMPANY FOR THE 2002 FISCAL YEAR

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

We have selected the accounting firm of Deloitte & Touche LLP to serve as our independent auditors for the 2002 fiscal year. This proposal asks you to ratify this selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they wish, and they will be available to answer any questions you may have.

Audit Committee Report

In accordance with its written charter, the Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Each of the members of the Audit Committee meets the independence and experience requirements of The Nasdaq Stock Market. During fiscal year 2001, the Audit Committee met four times. In addition, the Audit Committee chair, as representative of the Audit Committee, and one or more of the Audit Committee members, discussed the interim financial information contained in each quarterly earnings announcement with the CFO and independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed the audited financial statements for the Company as of and for the fiscal year ended December 30, 2001 with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussion with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 30, 2001, for filing with the Securities and Exchange Commission. After reviewing the services provided by the independent auditors, including all non-audit services, the Audit Committee also recommended the reappointment, subject to stockholder ratification, of the independent auditors and the Board of Directors concurred in such recommendation.

AU	DIT COMMITTEE
Eri	c L. Hansen, Chairman
D.	Patrick Curran
Ma	rk S. Hansen

Principal Accounting Firm Fees

Aggregate fees billed to the Company for the fiscal year ended December 30, 2001 by the Company’s principal accounting firm, Deloitte & Touche LLP, were as follows:

Audit Fees, Excluding Audit Related Fees	$166,000
Financial Information Systems Design and Implementation Fees	—
All Other Fees:
Audit Related Fees	$ 54,000
Other Non-Audit Fees	869,000

Total All Other Fees	$923,000

Audit related fees include fees for statutory audits, permitted internal audit outsourcing and for the audits of the Company’s employee benefit plans. Other non-audit fees include fees for tax consulting and other non-audit services. The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence.

EXECUTIVE COMPENSATION

Executive Compensation Committee Report

This report discusses how we determined the compensation for Lloyd L. Hill, our Chairman and Chief Executive Officer (“Chairman & CEO”) and the other executives named in the Summary Compensation Table, other than Ms. Stewart, (the “Named Executives”) for the 2001 fiscal year.

We believe that our growth and success is dependent, in large part, on our ability to attract and retain highly qualified senior executives. Toward that end, we have developed a competitive executive compensation program. We designed the program to reward senior executives over the short- and long-term for achieving Company financial objectives and increasing shareholder value.

Our executive compensation program has four primary components.

•	Base salary

•	Annual cash incentive, which is earned by achieving annual earnings per share (“EPS”) growth and other operating targets;

•	Stock awards, which consist of annual stock option and performance share grants

•	Executive stock ownership guidelines

We set executive compensation levels each year after reviewing levels of compensation in other companies similar to ours. For 2001, we set compensation levels that are competitive with those offered by a group of our peers in the restaurant business. We selected the companies in this group based on several criteria including revenue size, market capitalization, revenue and earnings growth rates, and market segment. All the companies in our peer group are included in the Media General Restaurant Industry Index, which we used to measure our stock price performance in the Performance Graph included in this Proxy Statement. In addition, we compared our targeted compensation levels to those in a broad-based group of companies with similar revenue size to ensure that our compensation levels were also competitive with those of companies outside the restaurant industry.

We used the following compensation philosophy to determine target levels of executive compensation for 2001:

•	We set base salary midpoints at the median of the base salaries for executives in the comparison groups.

•
We set target annual incentive opportunities so that target total cash (base salary midpoints plus target annual incentive opportunities) would be at the third quartile of total cash for executives in the comparison groups when the Company and executives achieve the targeted performance levels.

•
We set target stock award levels so that total direct compensation (target total cash plus the target present value of annual stock awards) would be at the third quartile of total direct compensation for executives in the comparison groups when the Company achieves target performance levels. To determine the value of stock awards, we assigned a standardized present value to our stock and the stock of companies in the comparison group.

In developing executive compensation programs and setting target compensation levels for 2001, the Committee also relied on the advice of an independent compensation consultant.

In 2001, we had written employment agreements in effect with Mr. Hill and Mr. Shadid. We did not use these agreements to determine 2001 compensation levels because they were entered into prior to 2001 and address only first year base salary levels. The Committee establishes base salary, target annual incentive opportunities, stock option and target performance share levels each year. In addition, for the third consecutive year, the Committee specifically reviewed Mr. Hill’s annual performance for 2001. In 2000, Ms. Belton, as a member of the Committee and with its concurrence, designed a review process which includes interviews with Mr. Hill, other officers who report to Mr. Hill, members of the Board of Directors, and a cross-section of franchise principals. The process also includes a review of both internal and external information regarding the status and performance of the Company and Mr. Hill. With the approval of the Committee, in early 2002, Ms. Belton again performed this extensive review process regarding Mr. Hill’s 2001 performance. The Committee considers this review process to be beneficial to the Company, its stockholders and Mr. Hill.

Base Salary

The Committee considers several criteria to determine base salary increases for the Chairman & CEO and Named Executives. These criteria include competitive practice, growth in stockholder value, free cash flow, return on capital, earnings per share, franchisee relations, restaurant openings and performance, as well as group and individual achievement of other strategic objectives. These criteria are not weighted by any predetermined formula. The Committee considers them in light of the overall achievement of our goals and also in light of general industry and economic factors.

In early 2001, the Compensation Committee completed a review of the Company’s overall performance against its operating and strategic goals, as a part of the annual performance review of the Chairman & CEO. Based on Company performance in 2000 and a review of the compensation data, the Chairman & CEO did not receive an increase in base salary for 2001. Increases for other Named Executives varied based on individual contributions to the Company’s performance in 2000 and on changes in individual accountabilities in 2000.

Annual Cash Incentive Compensation

1999 Management and Executive Incentive Plan.    The Committee believes that the awards under the annual incentive plan for the Chairman & CEO and Named Executives should be based on the achievement of annual operating and financial goals that contribute to the Company’s short- and long-term EPS performance. The Committee bases awards under the annual incentive plan on achievement of EPS growth and other operating targets. Also, for each executive, the Committee takes into consideration strategic goals that it believes will drive our overall performance. For 2001, the Committee approved an EPS target for the plan which represented an increase of more than 13% over 2000 EPS performance. Absent specific action by the Committee, no awards would have been made under this plan because our 2001 EPS performance was below 95% of the EPS target. However, because our EPS performance in 2001 was less than our target due to one-time charges in connection with the refinancing of our long-term debt, the Committee approved awards for certain of the Named Executives that were lower than target levels.

2001 Senior Executive Officer Bonus Plan.    In 2001, the Committee approved the 2001 Senior Executive Bonus Plan. The plan was approved by our stockholders in May 2001 in order to qualify the compensation paid under Section 162(m) of the Internal Revenue Code. The Committee determined that only the Chairman & CEO would participate in this plan for fiscal year 2001. If an executive receives a bonus under this plan, he or she does not receive a bonus under the 1999 Management and Executive Incentive Plan. The plan calls for cash bonuses to be paid upon achieving certain performance goals. For 2001, the Committee set certain EPS and other operating performance goals for payments of cash bonuses to Mr. Hill. Actual 2001 EPS performance would have resulted in no bonus being paid under this plan, due to one-time charges in connection with the refinancing of our long-term debt. The Committee believed it was appropriate to exclude these charges from EPS for incentive compensation purposes, which resulted in a lower than target award being made under the plan to Mr. Hill. In addition to the bonus granted pursuant to the plan, in March 2002 the Committee also awarded a discretionary bonus of $188,210 to Mr. Hill for his 2001 performance.

As a part of the share ownership program established in 1998, we gave executives the opportunity to receive payment for awards under the annual incentive plans in either cash or stock at a nominal discount. For 2001, one of the Named Executives elected to receive a portion of his annual incentive in stock. The Summary

Compensation Table shows the cash and stock awards from the annual incentive plan for 2001 performance. The Chairman & CEO and the remainder of the eligible Named Executives had already achieved stock holdings greater than those required by the Executive Stock Ownership Guidelines (see below) and, as a result, did not participate in additional stock purchase opportunities through this plan in 2001.

Equity Compensation

The Committee believes that stock awards are an important element of the Company’s executive compensation program and the primary means of rewarding executives for increasing stockholder value over the short- and long-term. Beginning in 1998 and continuing in 2001, the Committee chose to use a combination of stock options and performance shares to comprise the equity portion of the executive compensation program. This provides a focus on both short-term stock price appreciation and the achievement of goals designed to achieve continued stock price growth over the long-term. Stock awards also serve as the primary retention tool for the Chairman & CEO and Named Executives.

The Committee has also focused on putting executives at risk based on our stock performance. To accomplish this goal, the Committee has, over the last three years, implemented certain stock programs for executives. At the same time, we have adopted stock ownership guidelines to ensure that the stock programs result in significantly increased share ownership by executives. In 2001, the Committee made an annual grant of stock options and performance shares under the 1995 Equity Incentive Plan to the Chairman & CEO and Named Executives as a part of this ongoing program.

Stock Option Grants

In 2001, the Committee made annual stock option grants to the Chairman & CEO and Named Executives. These stock option grants were made at fair market value on the date of grant. The executives can exercise the options (following a required holding period) at any time over a 10-year period. The options vest three years from the date of the grant.

Performance Share Grants

The Committee made a three-year performance share grant in 2001. The Committee based awards under the three-year grant on our three-year Return on Invested Capital (“ROIC”) and Total Return to Shareholder (“TRS”) targets. If the executives earn them, shares will be awarded under this three-year grant in February 2004. Our ROIC targets are based on our annual and strategic plan goals. TRS targets are set so that the Company’s stock price appreciation must exceed that of more than half of the companies comprising the Media General Restaurant Industry Index, which we used to measure our stock price performance in the Performance Graph included in this Proxy Statement.

The Long-Term Incentive Plan Awards Table shows performance share grants for the three-year cycle that began in 2001.

Executive Stock Ownership Guidelines and Loans

In 1998, we established stock ownership guidelines that became effective for the Chairman & CEO through Senior Vice President levels as of July 1, 1998 and for Vice Presidents as of January 1, 1999.

The targeted stock ownership requirement for each executive officer group for 2001 was as follows:

• Chairman & CEO	3 times base salary

• Executive Vice Presidents/Senior Vice Presidents	2 times base salary

• Vice Presidents	1 times base salary

An executive must achieve the targeted ownership level within five years of beginning participation in the program in order to continue to participate in our annual stock option and performance share program after that date. If a participating executive achieves the targeted levels of share ownership within three years after entry into the program, he or she will receive a share bonus of 50% of base salary up to $125,000. The bonus is restricted until five years of participation have been achieved. As of the end of 2001, the Chairman & CEO and all other officers who had participated in the share ownership program for at least three years had achieved the required share ownership level as of his/her three-year anniversary and, as a result, qualified for the restricted share bonus.

At the same time we implemented the share ownership program, we adopted a program that provided loans to executives to be used to exercise stock options. Under this program, an executive may receive a loan for an amount equal to his or her personal investment in our stock. The maximum loan amount for an executive is 50% of his or her stock ownership requirement. Loans are five years in duration with interest payable annually and principal payable at the end of the fifth year. Interest accrues annually at the mid-term annual compound applicable federal rate at the time of the loan. Mr. Hill and Mr. Kaucic availed themselves of the loan program in 2001.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places an annual limitation of $1,000,000 on the compensation of certain executive officers of publicly-held corporations that can be deducted for federal income tax purposes unless such compensation is based on performance. Generally, the Committee believes that it is in the best interests of the Company’s stockholders to comply with such tax law, while still maintaining the goals of the Company’s executive compensation program. However, where it is deemed necessary and in the best interests of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company’s business strategy, the Committee will approve compensation to executive officers which may exceed the limits of deductibility. As discussed above, certain adjustments were made to bonuses paid to Mr. Hill and Mr. Shadid. These adjustments, together with the exercise of certain options not qualified under Section 162(m), resulted in $278,585 of the compensation paid to Mr. Hill and $308,595 of the compensation paid to Mr. Shadid being non-deductible under Section 162(m).

EX	ECUTIVE COMPENSATION COMMITTEE
Jac	k P. Helms, Chairman
Erl	ine Belton
Eri	c L. Hansen
Ma	rk S. Hansen

Compensation Committee Interlocks and Insider Participation

The Executive Compensation Committee consists entirely of individuals who are neither officers nor employees of the Company.

Summary Compensation Table

The following Summary Compensation Table sets forth the compensation of the Chief Executive Officer, each of the next four most highly compensated executive officers in each of their respective positions with the Company whose annual salary and bonuses exceeded $100,000 for services in all capacities to the Company during the last three fiscal years, and who were serving at the end of the fiscal year, and one additional officer who left the Company during the fiscal year.

SUMMARY COMPENSATION TABLE

Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Other Annual Compensation(2) ($)	Restricted Stock Awards(3) ($)	Options(4) (#)	LTIP Payouts(5) ($)

Lloyd L. Hill Chief Executive Officer and President	2001 2000 1999	$580,000 568,461 520,000	$638,000 454,575 461,370	$ 38,379 85,914 23,916	$119,593 — —	150,000 99,000 81,000	$585,349 — 491,296

George D. Shadid(6) Executive Vice President and Chief Financial Officer	2001 2000 1999	$345,823 330,192 310,000	$232,168 194,091 265,980	$ 24,614 21,499 16,538	$119,593 — —	60,000 60,000 45,000	$329,237 — 276,354

Steven K. Lumpkin(7) Executive Vice President and Chief Development Officer	2001 2000 1999	$273,562 262,115 250,000	$144,855 139,846 172,047	— — —	$119,593 — —	48,750 48,750 36,000	$256,077 — 214,942

Louis A. Kaucic Senior Vice President and Chief People Officer	2001 2000 1999	$231,154 212,115 200,000	$119,992 89,131 120,250	$ 66,677 — —	$112,400 — —	48,750 48,750 36,000	$256,077 — 214,942

John C. Cywinski(8) Senior Vice President and Chief Marketing Officer	2001 2000 1999	$136,000 — —	$200,000 — —	$ 41,434 — —	$ 95,730 — —	125,000 — —	— — —

Julia A. Stewart(9) Former President of Applebee’s Division	2001 2000 1999	$330,000 324,231 300,000	$322,577 154,626 273,000	$ 25,370 36,923 146,572	— — —	60,000 60,000 45,000	— — $276,354

(1)
Represents amounts earned under the Company’s bonus plans. Mr. Hill, Mr. Shadid, Mr. Lumpkin, Mr. Kaucic and Ms. Stewart elected to receive a portion of their 1999 bonus in stock and, accordingly, received 7,942, 2,289, 2,467, 1,035 and 7,833 shares, respectively, in March 2000. Mr. Hill, Mr. Shadid, Mr. Lumpkin and Mr. Kaucic elected to receive a portion of their 2000 bonus in stock and, accordingly, received 882, 570, 1,645 and 202 shares, respectively, in March 2001. Mr. Hill deferred $379,575 of both his 2000 and 2001 bonus, and Mr. Kaucic deferred $20,299 of his 2000 salary and $38,572 of his 2001 salary under the Company’s deferred compensation plan. Mr. Kaucic elected to receive a portion of his 2001 bonus in stock and, accordingly, received 174 shares in March 2002. Mr. Hill received a discretionary bonus of $188,210 for 2001, of which $63,000 was deferred under the Company’s deferred compensation plan.

(2)
Represents payments made in connection with the Company’s non-qualified retirement savings plan. Amounts applicable to Ms. Stewart in 1999 represent moving and relocation expense reimbursements. Amounts applicable to Mr. Hill and Ms. Stewart in 2000 include taxable travel benefits of $50,804 and $29,002, respectively. Amounts applicable to Mr. Kaucic represent forgiveness of a loan of $50,000 in 2001. Amounts applicable to Mr. Cywinski represent moving and relocation expense reimbursements in 2001.

(3)
Mr. Hill, Mr. Shadid, Mr. Lumpkin and Mr. Kaucic met their stock ownership guidelines in 2001, and accordingly, received restricted shares which vest after two years. Mr. Hill, Mr. Shadid and Mr. Lumpkin received 3,907 shares and Mr. Kaucic received 3,672 shares. The value of these shares based upon the closing sale price of our Common Stock on December 28, 2001 (the last trading day of fiscal year 2001) was $135,651 for Mr. Hill, Mr. Shadid and Mr. Lumpkin and $127,492 for Mr. Kaucic. Mr. Cywinski received 3,000 shares of restricted stock at the time he joined the Company which vests equally over two years. The value of these shares based upon the closing sale price of our Common Stock on December 28, 2001 (the last trading day of fiscal 2001) was $104,160. Restricted stock awards receive any dividends paid.

(4)	Represents options granted pursuant to the Company’s 1995 Equity Incentive Plan.

(5)
Amounts applicable to 1999 represent the value of performance shares earned for 1999 under a one-year performance cycle which were issued on February 15, 2000. Shares earned under this plan for 1999 were 28,344, 15,943, 12,400, 12,400 and 15,943 for Mr. Hill, Mr. Shadid, Mr. Lumpkin, Mr. Kaucic and Ms. Stewart respectively. The closing price of our Common Stock on February 15, 2000 was $17.33 per share. Amounts applicable to 2001 represent the value of performance shares earned for 2001 under a three-year performance cycle which were issued on March 18, 2002. Shares earned under this plan for 2001 were 16,554, 9,311, 7,242 and 7,242 for Mr. Hill, Mr. Shadid, Mr. Lumpkin and Mr. Kaucic, respectively. The closing price of our Common Stock on March 18, 2002 was $35.36 per share.

(6)	Mr. Shadid was promoted to Chief Operating Officer in March 2002.
(7)	Mr. Lumpkin was promoted to Chief Financial Officer in March 2002.
(8)	Mr. Cywinski received a bonus of $100,000 when he joined the Company in July 2001 and a guaranteed bonus of $100,000 for 2001 performance in March 2002.
(9)
Ms. Stewart resigned from the Company in August 2001. At that time, we entered into an agreement with Ms. Stewart that provided for a continuation of salary and bonus payments and benefits through December 31, 2001. In addition, Ms. Stewart received a $100,000 bonus following her resignation.

Employment Agreements and Change in Control Arrangements

During 2001, we had written employment agreements with Mr. Hill and Mr. Shadid. Each of the employment agreements provides for periodic salary adjustments as determined by the Executive Compensation Committee.

Mr. Hill’s agreement was for an original term of one year, expiring in January 1995, and automatically renews for successive one-year terms unless otherwise terminated as provided in the agreement. We also entered into a severance and noncompetition agreement with Mr. Hill which provides a continuation of salary, bonus and benefits for a period of three years following certain “triggering events,” including termination by the Company without cause or termination by Mr. Hill if the Company substantially reduces his compensation, benefits, or duties or requires a relocation from the Kansas City area. If the three-year severance payments are due, Mr. Hill will be bound by a three-year non-compete. If the severance payments are not due, the Company can elect to impose a one-year non-compete on Mr. Hill if it pays him 50% of his base salary.

Effective March 1, 1995, the Company and Mr. Shadid entered into an employment agreement with an initial term ending December 29, 1996, and renewable thereafter for additional one year terms. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides a 26 month severance payment based on the current year’s salary and the greater of the annualized current year’s bonus or prior year’s bonus (the “Severance Amount”) in the event of termination by the Company without cause (as defined) or by Mr. Shadid with reason (as defined). If Mr. Shadid elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause. The agreement also provides for a lump sum payment equal to 26 times his current year’s monthly salary plus bonus, plus an amount equal to all bonuses paid or accrued in the fiscal year of termination, without the imposition of a noncompetition or nonsolicitation clause, in the event that following a change in control, Mr. Shadid resigns or is terminated.

We have change in control arrangements with other officers of the Company (15 persons), which provide for lump sum payments in the event the employee resigns or is terminated following a change in control of the Company in various amounts up to (i) two times the officer’s cash compensation for the prior year (salary plus bonus), and (ii) the amount of all bonuses paid or accrued in the fiscal year of termination. If all officers with change in control agreements (16 persons) had been terminated as of December 30, 2001, as a result of a change in control, we would have been required to make payments under the change in control severance provisions of the above agreements totaling approximately $7,800,000.

In August 2001, we entered into an agreement with Ms. Stewart regarding her resignation from the Company. The agreement provided for a continuation of salary and bonus payments and benefits through December 31, 2001. Ms. Stewart agreed to certain non-solicitation, non-competition and confidentiality restrictions. In addition to the amounts shown in the Summary Compensation Table, if Ms. Stewart complies with these restrictions, she will be entitled to an additional $100,000 payable in January 2003.

Options and Long-Term Incentive Plan Information

The following tables set forth information regarding options granted and exercised and long-term incentive plan awards during fiscal year 2001 with respect to the Chief Executive Officer and the officers named in the Summary Compensation Table:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted(3)(#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	5%($)	10%($)

Lloyd L. Hill	150,000	12.1%	$22.08	03/09/11	$2,083,210	$5,279,264
George D. Shadid	60,000	4.8	22.08	03/09/11	833,284	2,111,706
Steven K. Lumpkin	48,750	3.9	22.08	03/09/11	677,043	1,715,761
Louis A. Kaucic	48,750	3.9	22.08	03/09/11	677,043	1,715,761
John C. Cywinski	125,000	10.0	31.91	07/24/11	2,508,503	6,357,040
Julia A. Stewart(4)	60,000	4.8	22.08	03/09/11	833,284	2,111,706

(1)	Options are granted at the fair market value on the date of grant.
(2)	The assumed rates are compounded annually for the full terms of the options.
(3)	Options vest three years after date of grant.
(4)	Unvested options were cancelled upon Ms. Stewart’s resignation from the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES
	Shares Acquired at Exercise (#)	Value Realized(1)($)	Number of Securities Underlying Unexercised Options at 12/30/01(#)	Value of Unexercised In-The-Money Options at 12/30/01(2) ($)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable

Lloyd L. Hill	166,930	$1,893,620	132,319/333,750	$2,532,050/$4,907,804
George D. Shadid	88,819	1,575,914	135,430/173,250	2,164,753/ 2,643,566
Steven K. Lumpkin	139,750	1,564,720	— /148,748	— / 2,301,714
Louis A. Kaucic	48,501	714,302	— /154,999	— / 2,414,307
John C. Cywinski	—	—	— /125,000	— / 351,250
Julia A. Stewart(3)	44,251	796,594	— / —	— / —

(1)	Market value less option price.
(2)	Based upon the closing sale price of our Common Stock on December 28, 2001 (the last trading day in fiscal year 2001).
(3)	Unvested options were cancelled upon Ms. Stewart’s resignation from the Company.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

	Number of Shares, Units or	Performance or Other	Estimated Future Payouts Under Non-Stock Price Based Plans
Name	Other Rights (#)	Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)

Lloyd L. Hill	45,000	01/01/01–12/28/03	11,250	22,500	45,000
George D. Shadid	18,000	01/01/01–12/28/03	4,500	9,000	18,000
Steven K. Lumpkin	15,000	01/01/01–12/28/03	3,750	7,500	15,000
Louis A. Kaucic	15,000	01/01/01–12/28/03	3,750	7,500	15,000
John C. Cywinski	12,000	01/01/01–12/28/03	3,000	6,000	12,000
Julia A. Stewart(1)	18,000	01/01/01–12/28/03	4,500	9,000	18,000

(1)	Unearned shares were cancelled upon Ms. Stewart’s resignation from the Company.

These awards were made under the Company’s 1995 Equity Incentive Plan and are based on achievement of our three-year ROIC and Total Return to Shareholder (TRS) targets. If the executives earn them, the three-year grants will be paid in February 2004. Our ROIC targets are based on our annual and strategic plan goals. TRS targets are set so that the Company’s stock price appreciation must exceed that of more than half of the companies comprising the Media General Restaurant Industry Index, which we used to measure our stock price performance in the Performance Graph included in this Proxy Statement.

Equity Compensation Plan Information

The following table gives information about our Common Stock that may be issued upon the exercise of options, warrants and rights as of December 30, 2001 under the 1995 Equity Incentive Plan and the 1999 Employee Incentive Plan and that may be purchased under our Employee Stock Purchase Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities purchased under Employee Stock Purchase Plan	(d) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) and (c))

Equity Compensation Plans Approved by Stockholders	2,471,197(1)	$19.90	298,240	1,004,617
Equity Compensation Plans Not Approved by Stockholders	734,200(2)	$22.40		365,300

TOTAL	3,205,397			1,369,917

(1)	Issued under the 1995 Equity Incentive Plan.
(2)	Issued under the 1999 Employee Incentive Plan. See the description below of the 1999 Employee Incentive Plan.

1999 Employee Incentive Plan

In May 1999, our Board of Directors approved the Applebee’s International, Inc. 1999 Employee Incentive Plan, pursuant to which non-qualified stock options have been granted to our employees who are not officers or directors. As of December 30, 2001, options to acquire 734,200 shares were outstanding under this plan, out of the 1,099,500 shares reserved for issuance. No other awards are outstanding.

The purpose of this plan is to promote our success by linking the personal interests of our non-executive employees to those of our stockholders and by providing participants with an incentive for outstanding performance. The plan is administered by the Executive Compensation Committee. The plan authorizes the granting of non-qualified stock options, restricted stock, stock appreciation rights and performance units or shares. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and no option may have a term of more than ten years. The options that are currently outstanding under the plan generally vest over a two or three year period beginning on the grant date and expire ten years from the date of grant.

The terms of any other awards under the plan are generally at the discretion of the Executive Compensation Committee. In the event of a change in control of the Company, all outstanding awards vest and become immediately exercisable, unless otherwise determined by the Board of Directors with respect to any particular event which would constitute a change in control. This plan is not required to be and has not been submitted to our stockholders for approval and the Board of Directors may amend or terminate the plan without stockholder approval, but no amendment or termination of the plan or any award agreement may adversely affect any award previously granted under the plan without the written consent of the participant.

Performance Graph

The following graph compares the annual change in the Company’s cumulative total stockholder return for the five fiscal years ended December 30, 2001 (December 29, 1996 to December 30, 2001) based upon the market price of our Common Stock, compared with the cumulative total return on Media General’s Nasdaq Total Return Index and the Media General Restaurant Industry Index as indexed by Media General. The Media General Nasdaq Index includes both the Nasdaq NMS and Nasdaq Small-Cap Issuers indices. The Media General Restaurant Industry Index includes approximately 100 restaurant companies.

APPLEBEE’S INTERNATIONAL, INC.
Performance Graph

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
APPLEBEE’S INTERNATIONAL, INC. VS. NASDAQ TOTAL RETURN INDEX
VS. MEDIA GENERAL RESTAURANT INDUSTRY INDEX

Measurement Period (Fiscal Year Covered) Measurement Point	Applebee’s International, Inc.	NASDAQ Total Return Index	Media General Restaurant Industry Index
December 29, 1996	$100.00	$100.00	$100.00
December 28, 1997	$69.05	$122.32	$102.87
December 27, 1998	$75.58	$172.52	$140.09
December 26, 1999	$103.91	$304.29	$133.30
December 31, 2000	$117.08	$191.25	$126.69
December 30, 2001	$191.40	$152.46	$128.48

Certain Indemnification Agreements

We have entered into Indemnification Agreements with each of our directors and officers. Under the Indemnification Agreements, we have agreed to hold harmless and indemnify each indemnitee generally to the full extent permitted by Section 145 of the Delaware General Corporation Law and against any and all liabilities, expenses, judgments, fines, penalties and costs in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee has, is or at the time becomes a director or officer of the Company or any other entity at our request. The indemnity does not cover liability arising out of fraudulent acts, deliberate dishonesty or willful misconduct, violations of certain securities laws, or if a court determines that such indemnification is not lawful. In addition, our by-laws provide indemnification to all our officers and directors to essentially the same extent as provided in the indemnification agreements.

We presently carry director and officer liability insurance to insure our directors and officers against certain liabilities they might incur in connection with performing their duties for us. If we become obligated to indemnify an officer or director for an act which is covered by that insurance, we would be able to recover the amount of the indemnification from the insurance proceeds up to the amount of coverage. The insurance, however, does not cover all liabilities that could give rise to indemnification by us.

CERTAIN TRANSACTIONS

As of December 30, 2001, we had outstanding loans in the amounts of $466,000 to Mr. Hill and $54,000 to Mr. Kaucic. These loans were made as part of our policy to help executives meet our guidelines for stock ownership by loaning them money to invest in our stock and are collateralized by the stock. In addition, we had a loan outstanding to Mr. Cywinski for relocation assistance in the amount of $310,000 as of December 30, 2001 which is due in August 2002.

We had pricing agreements in the normal course of business with Nabisco Foods Company, a publicly-held company of which Douglas R. Conant, who was appointed to our Board of Directors in December 1999, served as president until January 2001. During 2000, we paid $576,000 to this company. The contracts were negotiated on a competitive basis, without the involvement of Mr. Conant.

OTHER MATTERS

We know of no other matters for stockholders to consider at the Annual Meeting. If a stockholder properly presents any other matter at the meeting, the persons named in the accompanying proxy to vote on behalf of your shares will vote on that matter in accordance with their best judgment.

We encourage each stockholder to attend the Annual Meeting. Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy in the accompanying envelope. If you would respond promptly, it would greatly assist us in making arrangements for the meeting. We appreciate your cooperation. If you attend the meeting, you may vote your shares in person even if you sent in your proxy.

By	Order of the Board of Directors

Ro	bert T. Steinkamp, Secretary
Ap	plebee’s International, Inc.
455	1 W. 107th Street
Ov	erland Park, Kansas 66207

Overland Park, Kansas
April 9, 2002

APPENDIX A

AMENDMENT NO. 2 TO
APPLEBEE’S INTERNATIONAL, INC.
EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, by written instrument effective as of January 1, 1997, Applebee’s International, Inc. (the “Company”) adopted the Applebee’s International, Inc. Employee Stock Purchase Plan (the “Plan”) for the exclusive benefit of its eligible employees; and

WHEREAS, the Board of Directors of the Company (the “Board”) reserved the right to amend the Plan from time to time, subject to certain restrictions specified in Section 15.2 of the Plan; and

WHEREAS, the Board now desires to amend the Plan in the manner hereinafter set forth.

NOW, THEREFORE, effective as of August 30, 2001, the Plan is amended as follows:

1.	Section 2.14, “Pay,” is amended in its entirety to read as follows:

“2.14 “Pay” means and includes (i) a Participant’s regular salary or earnings; (ii) a Participant’s overtime pay; (iii) bonuses designated by the bonus plan pursuant to which the bonus is paid as being eligible to be used to purchase Shares under this Plan and (iv) bonuses designated by the Committee as being eligible to be used to purchase Shares under this Plan. “Pay” shall not include any other compensation, taxable or otherwise, including without limitation employee tips, moving/relocation expenses, imputed income, option income, tax-gross-ups and taxable benefits.”

2.	The first sentence of Section 7.2 is replaced with the following two sentences:

“The aggregate, available number of Shares originally available for offer under the Plan was two hundred thousand (200,000), which has been adjusted to three hundred thousand (300,000) pursuant to Section 15.3. Effective August 30, 2001, three hundred thousand (300,000) additional shares will be available for offer under this Plan so that the maximum, aggregate number of Shares available for offer under the Plan is six hundred thousand (600,000).”

3.	A new Section 8.5 is added to the Plan and reads as follows:

“A Participant who timely files an Enrollment Agreement authorizing the Company to start, stop, increase, or decrease his payroll deductions shall have thirty (30) days from the date of the first regular payroll check that such modification was to be effective to advise the Designated Person in writing that his payroll deduction was not properly implemented. If a Participant fails to inform the Designated Person within such thirty (30) day period, such Participant shall be deemed to have elected whatever amount (including zero) that has been and is being deducted from his paycheck.”

4.	The provisions of this Amendment are effective as of the dates set forth herein. In all other respects, the Plan shall remain unchanged.

IN WITNESS WHEREOF, the Company has executed this Amendment as of the seventh day of September, 2001.

AP	PLEBEE’S INTERNATIONAL, INC.
“Company”

/S/ LLOYD L. HILL
By:
Title: Chairman and Chief Executive Officer

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF APPLEBEE’S INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS, MAY 9, 2002

The undersigned hereby appoints each of Lloyd L. Hill and Robert T. Steinkamp the proxy and attorney-in-fact of the undersigned with full power of substitution for and in the name of the undersigned to attend the Annual Meeting of Stockholders of Applebee’s International, Inc., to be held at the Overland Park Marriott, 10800 Metcalf, Overland Park, Kansas 66210 on May 9, 2002, at 10:00 a.m., CDT, and any and all adjournments thereof, and to vote thereat the number of shares of Common Stock of Applebee’s International, Inc., which the undersigned would be entitled to vote if then personally present. The Board of Directors recommends votes FOR proposals I through III.

I.	To elect three directors to serve until the 2005 Annual Meeting of Stockholders or until their earlier resignation;
Nominees: Erline Belton, Eric L. Hansen and Mark S. Hansen;
☐  FOR all nominees listed above.         ☐  FOR all nominees listed above except                                .
☐  WITHHOLD AUTHORITY to vote for all nominees listed above.

II.	To approve an amendment to the Applebee’s International, Inc. Employee Stock Purchase Plan increasing the shares of Common Stock available for distribution by 300,000.
☐  FOR          ☐  AGAINST          ☐  ABSTAIN

III.	To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the 2002 fiscal year.
☐  FOR          ☐  AGAINST          ☐  ABSTAIN

IV.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
P R O X Y

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS I THROUGH III.

Signature Date
Signature Date

Sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation, sign full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized partner.

MARK, DATE, SIGN, AND PROMPTLY RETURN PROXY CARD IN ENCLOSED ENVELOPE.